CONFORMED COPY
To:          Huntingdon Life Sciences Group plc
             Huntingdon Life Sciences Limited and
             c/o Woolley Road
             Alconbury
             Huntingdon
             Cambridgeshire PE17 5HS


                                                         7 August 1998



Dear Sirs,

Bridging Facility to be made available by National Westminster Bank Plc (the "Overdraft Bank") in favour of (1) Huntingdon Life Sciences Group plc (the "Parent") and (2) Huntingdon Life Sciences Limited ("HLSL") (together the "Borrowers")

National Westminster Bank Plc in its capacity as Overdraft Bank under this Letter is pleased to advise you that with the authority of the Banks it is prepared to offer the Borrowers the bridging facility referred to in Paragraph 2 of this Letter (the "Bridging Facility") on the terms and conditions contained herein.

1.           DEFINITIONS AND INTERPRETATION

1.1          Definitions

             In this Letter capitalised expressions shall, unless otherwise defined, have the same meanings given to them in the Facilities Agreement and the following expressions shall have the following meanings:

             "Business Day" means a day (other than a Saturday) on which banks are open in the City of London for the transaction of Business;

             "Circular" means the circular to be issued by the Parent relating to the Placings;

             "DKB" means Dresdner Kleinwort Benson;

             "Existing Overdraft Facilities" means the overdraft facility of (pound)5,000,000 made available to the Borrowers by the Overdraft Bank pursuant to the terms of the Original Overdraft Facility Letter and the Second Overdraft Facility Letter;

             "Expiry Date" means 2 September 1998 or such other date as the parties hereto may agree;

             "Facilities  Agreement"  means the facilities  agreement  dated 1st
             November 1995 between the Borrowers, the Banks and National Westminster Bank Plc as agent as amended by a letter dated 21st November 1995, by the Original Overdraft Letter and by the Amendment Agreement;

             "Intercreditor Agreement" means the fourth intercreditor agreement to be entered into by each of the Borrowers, the Overdraft Bank, the Agent and the Banks to record the priority of the Overdraft Bank with respect to the amounts loaned to the Borrowers by means of the Bridging Facility;.

             "Investor Placing" means the raising by the Parent of new equity by means of a subscription by certain investors for 120,000,000 ordinary shares of 5 pence each in the Parent in order to raise (pound)15,000,000 (gross);

             "Investor Placing Agreement" means the agreement of even date herewith between the Parent and the investors documenting the Investor Placing;

             "New Facilities Agreement" means the New Facilities Agreement of even date herewith between National Westminster Bank Plc as Agent, the Banks and the Borrowers;

             "Original Overdraft Letter" means the letter dated 26th February 1998 from the Overdraft Bank to the Borrowers;

             "Placings" mean the Investor Placing and the Shareholder Placing;

             "Resolutions" mean the resolutions of the shareholders of the Parent set out in the notice of EGM which is to be sent out with the Circular;

             "Second Overdraft Facility letter" means the facility letter dated 17th March 1998 from the Overdraft Bank to the Borrowers;

             "Shareholder Placing" means the raising by the Parent of new equity by means of a placing and open offer of 57,003,431 ordinary shares of 5 pence each in the Parent in order to raise not less than (pound)7,000,000 (gross);

             "Shareholder Placing Agreement" means the agreement of even date herewith between the Parent and DKB relating to the Shareholder Placing;

             "Transaction Proceeds" means the monies (net of costs) raised by the Parent pursuant to the Placings.


1.2          Interpretation

             In this Letter, unless the context otherwise requires:

             (a) references to any persons shall be construed so as to include that person's assigns, transferees or successors in title;

             (b) references to any document (or any specified provisions of any document) shall be construed as references to such document or that provision as amended or novated or supplemented or replaced, as the case may be, from time to time;

             (c) references to the singular shall include the plural and vice versa and references by way of male, female or neuter pronoun shall include references to all genders; and

             (d)         references  to  paragraphs   are  to  be  construed  as
                         references to the paragraphs of this Letter as amended or varied from time to time.

2.           BRIDGING FACILITY

2.1 Subject to Paragraph 4 the Overdraft Bank agrees to make available to the Borrowers from the date of this letter an aggregate principal amount of (pound)1,000,000 by way of sterling overdraft on the Borrowers' current accounts with the Overdraft Bank.

2.2 No drawing shall be made under the Bridging Facility unless the existing Overdraft Facilities are drawn down in full at the time of such drawing.

2.3          The Bridging Facility is in addition to the Existing Overdraft
             Facilities.

3.           PURPOSE

             The Borrowers shall utilise the Bridging Facility for the purposes of their general corporate purposes.

4.           CONDITIONS PRECEDENT TO THE BRIDGING FACILITY

             The Bridging Facility shall be made available to the Borrowers when the Overdraft Bank has received the following in form and substance satisfactory to it:

(a) the enclosed copy of this Letter with the endorsed acceptance duly signed on behalf of each of the Borrowers;

(b)                      copies,   each  certified  to  be  true,  complete  and
                         up-to-date copies, of resolutions of each of the relevant Borrower's boards of directors authorising the acceptance and execution of this Letter, the New Facilities Agreement and the Intercreditor Agreement and unanimously supporting, approving and recommending the Placings to the shareholders of the Parent;

(c) the Intercreditor Agreement, the New Facilities Agreement, the Investor Placing Agreement and the Shareholder Placing Agreement duly executed by the parties thereto;

(d)          a certified copy of the Circular;

             (e) a copy of the most up to date financial model of the Investors for the Group; and

             (f) a certified copy of a letter addressed to the Parent and/ or DKB from N M Rothschilds & Sons Limited confirming the terms on which they hold funds for the purpose of meeting the Investors obligations under the Investor Placing Agreement.

5.           REPAYMENT ON DEMAND

             The Overdraft Bank may with the prior written consent of all the Banks terminate the Bridging Facility at any time in accordance with Clause 13.3 of the New Facilities Agreement and make demand for repayment of all sums (including accrued interest) owing under the Bridging Facility. In any event, the Bridging Facility shall be repaid from the Transaction Proceeds.


6.           GENERAL TERMS IN RELATION TO THE BRIDGING FACILITY

6.1          Interest

6.1.1        Amount

             Interest shall accrue and be calculated in respect of the amount outstanding under the Bridging Facility on the basis of the number of days elapsed and a 365-day year, at a rate equal to the base rate of the Overdraft Bank from time to time plus 3.0 per cent. per annum.

6.1.2        Default interest

             Interest on any sum payable in respect of the Bridging Facility which is not paid when due shall be charged at 4.0 per cent. per annum above the Overdraft Bank's base rate from time to time.

6.1.3        Payment of interest

             Interest calculated in accordance with Paragraph 6.1.1 shall be payable in arrears and shall be paid by the Borrowers to the Overdraft Bank on the expiry or termination of the Bridging Facility. Default interest calculated in accordance with Paragraph
             6.1.2 shall be payable (both before and after judgment) in arrears and shall be debited to the Parent's current account with the Overdraft Bank and compounded on the usual monthly charging days of the Overdraft Bank.

6.1.4        Determination of interest

             The statement of the Overdraft Bank as to the rate or amount of interest payable pursuant to any provision of this Letter in respect of the Bridging Facility shall be conclusive in the absence of manifest error.

6.2          Further Assurance

             The Borrowers each undertake to perform, execute and deliver such documents as the Overdraft Bank may reasonably require to implement the purposes of and perfect the Bridging Facility, any security or any of the transactions contemplated by this Letter.

6.3.         Payments

6.3.1        No withholdings

             All payments by the Borrowers under the Bridging Facility are to be made in immediately available funds free and clear of and without any withholding or deduction for any and all present or future taxes, duties, levies, fees or other charges and without any set-off or counter-claim whatsoever.

6.3.2        Grossing-up

             If any deduction or withholding is required in respect of any sum payable under the Bridging Facility, the Borrowers shall increase the sum so that the net amount received by the Overdraft Bank after the deduction or withholding (and after the payment of any tax or additional tax which is due as a consequence of the increase) shall be equal to the amount which the Overdraft Bank would have been entitled to receive in the absence of any requirement to make that deduction or withholding.

6.3.3        Authority to debit account

             The Borrowers irrevocably authorise the Overdraft Bank to debit from time to time to any account the Borrowers may have with the Overdraft Bank all or any amounts due to the Overdraft Bank in connection with the Bridging Facility.

6.4.         Set-off

             Each of the Borrowers authorise the Overdraft Bank:

             (a) to apply any credit balance on any of its accounts with any of the Banks (by set-off, combination or otherwise) in satisfaction of any sum due and payable and unpaid in relation to the Bridging Facility or otherwise under this Letter; and

             (b) to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

6.5          Joint and Several Liability

             The obligations of each of the Borrowers to the Overdraft Bank, the Agent and the Banks under this Letter shall be joint and several.

7.           UNDERTAKINGS TO THE BANKS

7.1     The Borrowers undertake with the Overdraft Bank, and the Banks that:

             (a) they will continue to provide the Banks with such further financial information, documents and records about the financial condition, operations and prospects of the Group as the Agent may reasonably require including individual profit and loss statements, balance sheets and Cash Flow Forecasts in respect of each Borrower as requested;

             (b) they will use their best endeavours provide the Banks with such information in respect of the Investors and the Investor Placing as the Agent reasonably requires and keep the Agent informed of the timetable of the Investor Placing and any changes to that timetable;

             (c)      they will  provide the Banks with such  information  as
                      the  Agent  reasonably   requires  in  respect  of  the
                      Shareholder Placing.

8.           COSTS

             The Borrowers agree and undertake that they will be responsible for and will pay on demand on a full indemnity basis all proper and reasonable costs, charges and expenses incurred by the Banks, the Agent and/or the Overdraft Bank in connection with this Letter and the matters contemplated hereunder including without limitation reasonable legal fees.

9.           SUCCESSORS

             The agreement evidenced by this Letter shall enure to the benefit of the Overdraft Bank, the Agent and the Banks and their successors and permitted assigns from time to time including, without limitation, any entity with which the Overdraft Bank, the Agent or the Banks may merge or amalgamate or by which they may be absorbed or to which they may transfer all or any part of their undertaking or assets, and any change in the constitution of any of the Overdraft Bank, the Agent or the Banks or any such merger, amalgamation, absorption or transfer shall not prejudice or affect any of their rights under this Letter in any respect. Neither the Overdraft Bank nor the Borrowers may assign or transfer any of their rights, benefits or obligations under this Letter.

10.          DEMAND OR NOTICE

             Any demand or notice on any of the Borrowers under this Letter in relation to the Bridging Facility shall be made in writing signed by an officer of the Overdraft Bank and served either by personal delivery on any officer of the Borrowers at any place or by post or by hand delivery addressed to its registered office or its place of business last known to the Overdraft Bank or by facsimile or telex using the relevant number last known to the Overdraft Bank. Service by post on the Borrowers shall be deemed to be effective on the next business day after the date of posting and notwithstanding that it be returned undelivered. Service by facsimile or telex on the Borrowers shall be deemed to be effective on despatch. Any notice to the Overdraft Bank, under this Letter in relation to the Bridging Facility shall be made to the Overdraft Bank's branch at the address stated at the head of this Letter or such other address as may be notified by the Overdraft Bank from time to time.

11.          SEVERANCE

             If at any time any provision of this Letter is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Letter and the validity, legality and enforceability of those provisions under the law of other jurisdictions shall not in any way be affected or impaired thereby.

12.          PROPER LAW

             This Letter shall be governed by and construed in accordance with the laws of England and the Borrowers submit to the non-exclusive jurisdiction of the English courts.

13.          PERIOD OF OFFER

             The Borrowers must confirm their acceptance of the terms and conditions contained in this Letter by signing the acceptance on the enclosed duplicate of this Letter and returning it to the Overdraft Bank together with the documents signed by the Borrowers referred to in Paragraph 4 within 2 Business Days of the date of this Letter. If this offer is not so accepted within that period, it shall lapse.

Yours faithfully


S.J. HAMILTON

 ......................................
for and on behalf of
NATIONAL WESTMINSTER BANK PLC
(as Overdraft Bank)



CHRISTOPHER CLIFFE

 ................................................
Signed by Director
for and on behalf of
HUNTINGDON LIFE SCIENCES GROUP PLC
duly authorised by a board resolution dated 6 August 1998


We acknowledge receipt of the original of this Letter dated 7 August 1998 of which this is a true copy and accept the terms and conditions thereof.


CHRISTOPHER CLIFFE

 ................................................
Signed by Director
for and on behalf of
HUNTINGDON LIFE SCIENCES LIMITED
duly authorised by a board resolution dated 6 August 1998


We acknowledge receipt of the original of this Letter dated 7 August 1998 of which this is a true copy and accept the terms and conditions thereof.